Exhibit 99.1

                      Abiomed Receives FDA Approval of The
      AbioCor(R), the World's First Completely Self-Contained, Implantable
        Artificial Heart; AbioCor Granted Humanitarian Device Exemption


    DANVERS, Mass.--(BUSINESS WIRE)--Sept. 5, 2006--

    -- Conference Call Scheduled for September 5, 2006 at 3 PM Eastern

    Abiomed, Inc. (NASDAQ: ABMD) announced today it has received Humanitarian Device Exemption (HDE) approval from the U.S. Food and Drug Administration (FDA) for its AbioCor(R) Implantable Replacement Heart (AbioCor). This landmark approval will provide patients suffering from heart failure on both sides of their heart (bi-ventricular) and who have no other alternative, a viable option for extending the quality of their life. The AbioCor is the first completely self-contained artificial heart that may allow patients more time at home, without wires or tubes piercing through their skin. This technology provides patients with complete mobility and remote diagnostics.
    According to the American Heart Association's 2006 Statistics, each year 57,000 patients in the United States die from chronic heart failure. While roughly 2,200 donor hearts are transplanted into patients suffering from heart failure, there are many more patients awaiting a second chance at life, for whom a heart transplant is not an option. Patients with advanced age, organ failure or cancer are, in most circumstances, ineligible for a heart transplant and are potential candidates to receive the AbioCor implantable heart. The Humanitarian Device Exemption (HDE) approval of the AbioCor signifies that no comparable alternative therapy exists for patients facing imminent death without the technology, and that it has proven to be safe and have probable benefit for patients.
    "FDA approval of the AbioCor provides new hope for heart failure patients who cannot recover their natural heart or receive a transplant. Abiomed has been a leader in recovering patients' hearts following an acute event and with this approval, we have expanded our product portfolio to treat patients with chronic heart failure as well," said Michael R. Minogue, Chairman, CEO and President of Abiomed. "We are pleased with this landmark decision and extremely proud of the extensive efforts of our employees, scientists, numerous healthcare professionals, FDA staff and individuals and families who have been actively involved in the clinical study of the AbioCor to advance the future of medical technology."
    "This is a momentous day for Abiomed and for all the key contributors to the development and advancement of the AbioCor. In 1964, the National Heart Institute (NHI), now the National Heart, Lung and Blood Institute (NHLBI), created its Artificial Heart Program to reduce death and disability from heart disease through the development of reliable cardiac assist and total replacement heart systems. Today marks the realization of that mission, which Abiomed has worked towards since the company's founding in 1981," said Robert T.V. Kung, Ph.D., Chief Scientific Officer and Senior Vice President of Abiomed. Dr. Kung led the evolution of the Abiocor technology over the past 25 years.
    The AbioCor is intended to replace the severely damaged native heart for patients who are not eligible for a transplant and have no other treatment alternative. The AbioCor sustains the body's circulatory system and is designed to extend the lives of patients who would otherwise die of heart failure, while also offering a probable benefit for a satisfactory quality of life. A post-market study is planned to allow Abiomed to monitor and optimize the introduction of the AbioCor into clinical use.
    The FDA decision was completed after extensive review of the clinical testing, beginning with clinical trials starting in 2001 under an Investigational Device Exemption (IDE). The AbioCor would be available under an HDE to a limited patient population in the United States under this approval, with no more than 4,000 patients receiving the technology each year. In order to ensure the highest standards of patient care, Abiomed intends to make the AbioCor available through a controlled roll-out at approximately five to ten heart hospitals in the United States, including qualified clinical trial sites and additional qualified centers once they have completed a comprehensive and rigorous training program which may take six to eight months. Under HDE approval, the FDA may request a panel review of the post-approval study data. In addition, Abiomed is working with the Centers for Medicare and Medicaid Services (CMS) and private insurers to establish reimbursement policies for the AbioCor.
    Jewish Hospital in Louisville, KY, an AbioCor clinical trial site, will be among the first U.S. hospitals to offer patients the AbioCor. The Jewish Hospital/University of Louisville team, led by surgeons Laman Gray, M.D., and Rob Dowling, M.D., performed the first and second AbioCor implantable replacement heart procedures in the world and a total of seven implants since 2001. Two other hospitals are entering into a letter of intent. They are: The Johns Hopkins Hospital in Baltimore, MD, with Dr. John Conte, and Robert Wood Johnson University Hospital in New Brunswick, NJ, with Dr. Mark Anderson.
    "The AbioCor has the potential to fill a very real void. Patients in bi-ventricular heart failure who were not candidates for a heart transplant often do not have adequate support with drug therapy or even other destination-therapy ventricular assist devices that are designed to boost only one side of the heart. Now we can continue to treat these severely ill heart failure patients," said Dr. Laman Gray, Jr., Professor of Surgery and Director of the Division of Thoracic and Cardiovascular Surgery at the University of Louisville School of Medicine.

    ABOUT THE ABIOCOR

    The AbioCor(R) Implantable Replacement Heart is one of the most sophisticated medical devices ever developed and is designed to extend the lives of patients who would otherwise die of heart failure. The AbioCor can potentially offer an improved quality of life so that a patient can be mobile and continue a productive lifestyle. The AbioCor is the only artificial heart without wires piercing through the skin, reducing the chance of infection. Its remote diagnostics allow patients to return home where they can resume normal activities including bathing. The AbioCor is able to pump blood through the body, simulating the rhythm of a heartbeat. The complete AbioCor system consists internally of a thoracic unit, a rechargeable battery, a miniaturized electronics package, a power receiver coil, and externally, a power transmitter coil, power and battery pack, handheld alarm monitor and sophisticated computer console.
    Abiomed continues to develop next-generation total artificial heart technology, the AbioCor II, in order to provide life-saving circulatory support to more patients in bi-ventricular heart failure. Currently in preclinical evaluation, this technology has the potential to last up to five years and is approximately 30 percent smaller than the AbioCor.

    CONFERENCE CALL

    A conference call to discuss the HDE approval of the AbioCor will occur at 3 PM Eastern Time on September 5, 2006. The conference call may be accessed by dialing 800-811-0667 (if dialing from within the U.S.) or 913-981-5581 (if dialing from outside the U.S.). Please reference Abiomed. A replay of the conference call will be available 3 hours after the completion of the conference call by dialing 888-203-1112 (if dialing from within the U.S.) or 719-457-0820 (if dialing outside the U.S.). The replay conference ID access code is 5939154.

    ABOUT ABIOMED

    Based in Danvers, Massachusetts, Abiomed, Inc. is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. Abiomed currently manufactures and sells the AB5000(TM) Circulatory Support System and the BVS(R) 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, Abiomed offers the IMPELLA(R) RECOVER(R) minimally invasive cardiovascular support systems under CE Mark approval. The IMPELLA(R) 5.0 and 2.5 are investigational devices limited by Federal Law solely to investigational use in the United States. Other IMPELLA devices are not yet available for sale in the United States. The Company's AbioCor(R) Implantable Replacement Heart is now available under a Humanitarian Device Exemption granted by the United States Food and Drug Administration. For additional information please visit: www.abiomed.com.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of ABIOMED's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.



    CONTACT: Abiomed, Inc.
             Daniel J. Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com
             or
             Abiomed, Inc.
             Liza Heapes, 978-646-1668
             Media Relations
             mediarelations@abiomed.com
             or
             Brodeur
             Elizabeth Dumm, 617-817-7951
             AbioCor Media Relations
             edumm@brodeur.com